SECURED CONVERTIBLE PROMISSORY NOTE

$750,000 October ___, 2020

FOR VALUE RECEIVED, Todos Medical, Ltd, an Israeli Company ("Borrower"), promises to pay to Yeshiva Orot Hateshuva, Inc., a [ ] ("Lender"), or its order, at its office located at [ ], or at such other place as the holder hereof may designate, in lawful money of the United States of America, the principal sum of $750,000 Dollars, including a 40% original issue discount (the "OID") valued at $300,000, together with interest, on the outstanding principal balance ("Loan Principal"), until paid in full in accordance with the terms, conditions and provisions as hereinafter set forth in this Convertible Promissory Note (this "Note"). The purchase price of the Note is $450,000 US dollars.

LOAN AGREEMENT. This Note is the "Promissory Note" described in that certain Loan and Security Agreement (the "Loan Agreement") of even date herewith, entered into by and between Borrower and Lender, and the other parties thereto, as it may be amended from time to time, and is subject to all of the terms and conditions thereof. All terms not defined herein shall have the same meaning as in the Loan Agreement.

PRINCIPAL PAYMENTS. The Company will repay the sum of Seven Hundred and Fifty Thousand dollars ($750,000) within 120 days of receipt of the loan ("Maturity Date").

Upon the Maturity Date, if the Note has been repaid, this Note will be null and void. If the Company fails to pay back to the investor the sum of Seven Hundred and Fifty thousand ($750,000) by the Maturity Date, the Investor shall have the right to convert One Hundred and Twenty Percent (120%) of Loan Principal, less any amount that has been repaid, at a default conversion price equal to the lowest closing price of the Company's Ordinary Shares in the ten (10) days prior to the conversion.

MATURITY DATE. The maturity date is is 120 days from the receipt of funds from the lender to the borrower.

HOLIDAY. Whenever any payment to be made under this Note shall be due on a day other than a Business Day, including Saturdays, Sundays and legal holidays generally recognized by banks doing business in New York, then the due date for such payment shall be automatically extended to the next succeeding Business Day, and such extension of time shall in such cases be included in the computation of the interest portion of any payment due hereunder.

PREPAYMENT. The principal amount of this Note may be prepaid in whole or in part. Any such prepayment shall not result in a re-amortization, deferral, postponement, suspension, or waiver of any and all principal or other payments due under this Note.

WAIVERS. Borrower hereby waives grace, diligence, presentment, demand, notice of demand, dishonor, notice of dishonor, protest, notice of protest, any and all exemption rights against the indebtedness evidenced by this Note and the right to plead any statute of limitations as a defense to the repayment of all or any portion of this Note, and interest thereon, to the fullest extent allowed by law.. No delay, omission or failure on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right

or remedy or any other right or remedy of Lender.

AMENDMENT: GOVERNING LAW. This Note may be amended, changed, modified, terminated or canceled only by a written agreement signed by the party against whom enforcement is sought for any such action. This Note shall be governed by, and construed under, the Laws of the State of New York.

AUTHORITY. Borrower, and each person executing this Note on Borrower's behalf, hereby represents and warrants to Lender that, by its execution below, Borrower has the full power, authority and legal right to execute and deliver this Note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of Borrower without exception or limitation. In the event that this Note is executed by more than one person or entity, the liability hereunder shall be joint and several. Any married person who is obligated on this Note, directly or indirectly, agrees that recourse may be had to such person's separate property in addition to any and all community property of such person.

USA PATRIOT ACT NOTICE. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. Lender will ask for Borrower's legal name, address, tax ID number or social security number and other identifying information. Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of Borrower or other related Persons.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower executed this Note as of the day and year first above written.

BORROWER:

Todos Medical Ltd,
an Israeli corporation

____
Name: Daniel Hirsch
Its: Chief Financial Officer